DEMAND PROMISSORY NOTE

Scottsdale, Arizona

May 19, 2015

FOR VALUE RECEIVED, the undersigned, Northsight Capital, Inc., a Nevada Corporation with a business address of 7740 E. Evans Road, Scottsdale, AZ 85260 (hereinafter referred to as the “Maker”), hereby promises to pay jointly to the order of Kae Yong Park and Howard. R. Baer, each an individual with a mailing address of PO Box 14110, Scottsdale, AZ, 85267 (collectively, “Holder”), the sum of up to FOUR HUNDRED THREE THOUSAND DOLLARS ($403,000), of which $361,000 is outstanding as of the date hereof (consisting of (i) $203,000 in the aggregate advanced prior to the date hereof (evidenced by two promissory notes dated April 2, 2015, in the aggregate amount of $203,000) and (ii) $158,000 advanced on the date hereof.

THIS PROMISSORY NOTE SUPERCEDES THE FOLLOWING PROMISSORY NOTES: (1) NOTE ISSUED BY MAKER DATED 04/02/2015 IN THE PRINCIPAL AMOUNT OF $122,000 PAYABLE TO KAE YONG PARK AND (2) NOTE ISSUED BY MAKER DATED 04/02/2015 IN THE PRINCIPAL AMOUNT OF $81,000 PAYABLE TO HOWARD R. BAER.

Notwithstanding anything to the contrary contained herein, the amount of principal due under this Note shall be equal to the amount of advances actually made by the Holder to the Maker, less any repayments made to Holder by Maker as determined by Maker and Holder’s financial books and records, including the amount owing as of the date hereof. The Maker acknowledges and agrees that the Holder shall have no obligation to make further advances to the Maker, and that any further advances shall be at Holder’s sole discretion.  All outstanding principal sums shall be paid by Maker, as set forth below.

The entire balance of outstanding principal and other fees and charges shall be due and payable on the earlier of the following: (i) an Event of Default (as defined below), (ii) written demand by the Holder on the Maker, or (iii) the receipt of any offering proceeds by the Maker from and after the date hereof, whether in the form of debt, equity or otherwise, to the extent of the funds received from the offering.  For the avoidance of doubt, if the Maker receives offering proceeds of $150,000 after the date hereof, the Maker shall pay the full amount of such proceeds to Holder up to the amount then owing under this Note (the “Maturity Date”). There shall be no prepayment penalty.

The unpaid principal balance from time to time outstanding under this note shall be non-interest bearing.

Each of the following shall constitute an “Event of Default” hereunder: (i) Maker’s failure to make any payment when due hereunder; (ii) with respect to Maker, the commencement of an action seeking relief under federal or state bankruptcy or insolvency statutes or similar laws, or seeking the appointment of a receiver, trustee or custodian for Maker or all or part of its assets, or the commencement of an involuntary proceeding against Maker under federal or state bankruptcy or insolvency statues or similar laws, which involuntary proceeding is not dismissed or stayed within thirty (30) days; or (iii) if Maker makes an assignment for the benefit of creditors.  If an Events of Default occurs, the obligations under this note shall become immediately due and payable without notice or demand.

Maker agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred, or which may be incurred, by Holder in connection with the enforcement and collection of this note.  Such costs and expenses shall be payable upon demand for the same and until so paid shall be added to the principal amount of the note.

Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this note, and assent to extensions of the time of payment or forbearance or other indulgence without notice.  No delay or omission of Holder in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy.  Acceptance by Holder of any payment after demand shall not be deemed a waiver of such demand.  A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasion.

This instrument, together with the Letter Agreement between Maker and Holder dated the date hereof contains the entire agreement among Maker and Holder with respect to the transactions contemplated hereby, and supersedes all negotiations, presentations, warranties, commitments, offers, contracts and writings prior to the date hereof relating to the subject matter hereof.  This instrument may be amended, modified, waived, discharged or terminated only by a writing signed by Maker and accepted in writing by Holder.

This instrument shall be governed by Nevada law, without regard to the conflict of laws provisions thereof.  For purposes of any action or proceeding involving this note, Maker hereby expressly submits to the jurisdiction of all federal and state courts located in the State of Arizona and consents to any order, process, notice of motion or other application to or by any of said courts or a judge thereof being served within or without such court’s jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed (but not less than the time otherwise afforded by any law or rule), and waives any right to contest the appropriateness of any action brought in any such court based upon lack of personal jurisdiction, improper venue or forum non conveniens.

This Note shall inure to the benefit of Holder’s successors and assigns.

Executed as an instrument under seal, as of the date first above written.

MAKER:

WITNESS:

Northsight Capital, Inc.

S/Bridget Dalton

S/John Bluher

Witness

By: John Bluher, CEO

Print Name: Bridget Dalton

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